     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 6, 1998
                                                      REGISTRATION NO. 333-43701

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 AMENDMENT NO. 1
                                       TO

                       REGISTRATION STATEMENT ON FORM S-3

                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                                 BIOFIELD CORP.
             (Exact Name of Registrant as Specified in its Charter)


                DELAWARE                                          13-3703450
(State or jurisdiction of incorporation                        (I.R.S. Employer
            or organization)                                 Identification No.)


                        1225 NORTHMEADOW PKWY, SUITE 120
                             ROSWELL, GEORGIA 30076
                                 (770) 740-8180
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                  D. CARL LONG
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        1225 NORTHMEADOW PKWY, SUITE 120
                             ROSWELL, GEORGIA 30076
                                 (770) 740-8180
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)

                                   Copies to:

                              STEPHEN H. KAY, ESQ.
                  SQUADRON, ELLENOFF, PLESENT & SHEINFELD, LLP
                                551 FIFTH AVENUE
                            NEW YORK, NEW YORK 10176
                      (212) 661-6500 / (212) 697-6686 (FAX)


                        CALCULATION OF REGISTRATION FEE



=============================================================================================================
                                                       PROPOSED
                                                       MAXIMUM          PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF       AMOUNT TO BE      OFFERING PRICE PER    AGGREGATE OFFERING      AMOUNT OF
SECURITIES TO BE REGISTERED      REGISTERED            SHARE(1)              PRICE(1)        REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.001 per share               3,197,355 shares            (2)               $9,670,029            $2,853(3)
=============================================================================================================



(1) Determined pursuant to Rule 457 under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of calculating the registration fee.



(2) For purposes of calculating the registration fee in connection with the registrant's initial filing of this registration statement on January 5, 1998, the proposed maximum offering price per share was estimated at $2.69 with respect to 2,948,492 shares of Common Stock to be offered at prices computed on the basis of fluctuating market prices pursuant to rule 457(c) under the Securities Act. Pursuant to Rule 457(a) and Rule 457(c) under the Securities Act, the proposed maximum offering price per share has been estimated at $3.66 with respect to 19,651 additional shares of Common Stock to be registered hereunder. With respect to 167,937 shares of Common Stock underlying certain outstanding warrants, a maximum offering price of $9.18 per share, the exercise price of such warrants, has been used to calculate the registration fee. With respect to 61,275 shares of Common Stock underlying certain other outstanding warrants, a maximum offering price of $2.04 per share, the exercise price of such warrants, has been used to calculate the registration fee.



(3)  $2,880 was previously paid.


APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ] _____________

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING.
[ ] ________________.

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                -----------------------------------------------



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

================================================================================

                 SUBJECT TO COMPLETION, DATED FEBRUARY 6, 1998


PROSPECTUS

                                 BIOFIELD CORP.


                        3,197,355 Shares of Common Stock



          This Prospectus relates to the offering of 3,197,355 shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock"), of Biofield Corp., a Delaware corporation (the "Company"). The Shares may be offered from time to time for the accounts of holders of Shares named herein or in supplements to this Prospectus (the "Selling Stockholders"). See "Plan of Distribution." The Shares being offered by the Selling Stockholders consist of:
(i) 2,797,829 shares of Common Stock issued by the Company on December 17, 1997 to investors in a private placement of Common Stock; (ii) 79,570 shares of Common Stock issued by the Company on December 17, 1997 to certain warrant holders in exchange for warrants issued by the Company in 1995 in a private placement of securities units; (iii) 66,655 shares of Common Stock issuable upon the exercise of certain warrants issued in 1995 to Musket Research Associates, Inc. in connection with a private placement of securities units; (iv) 2,843 shares of Common Stock issuable upon the exercise of certain warrants issued in 1994 to Craig & Associates, Inc. in connection with a private placement of preferred stock of the Company; (v) 57,290 shares of Common Stock issued by the Company upon conversion of shares of preferred stock of the Company which were issued in 1993 in a private placement; (vi) 98,439 shares of Common Stock issuable upon the exercise of certain warrants issued in 1993 to Oppenheimer & Co., Inc. in connection with a private placement of preferred stock of the Company; (vii) 8,454 shares of Common Stock issued upon the exercise of certain warrants issued in 1992 to certain broker-dealers in connection with a private placement of Common Stock; (viii) 61,275 shares of Common Stock issuable upon the exercise of certain stock options issued in 1992 to Abel Laboratories, Inc. in connection with certain services provided to the Company under a laboratory services agreement; and (ix) 25,000 shares of Common Stock issued in 1997 to Compass Group International Incorporated in connection with certain consulting services provided to the Company in connection with management recruiting. Information concerning the Selling Stockholders may change from time to time and will be set forth in supplements to this Prospectus. The Company will not receive any proceeds from the sale of the Shares offered under this Prospectus, although it will receive proceeds from the exercise of the warrants referred to above, if and to the extent exercised.


         All of the outstanding Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof or Regulation D thereunder and, to the Company's knowledge, were issued to the Selling Stockholders meeting the definition of accredited investors under the Securities Act.

         The Selling Stockholders, acting as principals for their own account, directly, through agents designated from time to time, or through brokers, dealers or agents also to be designated, may sell all or a portion of the Shares which may be offered by them from time to time on terms to be determined at the time of sale. The aggregate proceeds to the Selling Stockholders from the sale of Common Stock which may be offered hereby by the Selling Stockholders will be the purchase price of such Common Stock less commissions, if any. For information concerning indemnification arrangements between the Company and the Selling Stockholders, see "Plan of Distribution."

(Cover page continued on next page)

         The Selling Stockholders and any brokers, dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which case any commissions received by such broker, dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders.


         The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "BZET". On February 5, 1998, the closing price of the Common Stock as reported by the Nasdaq National Market was $3.66.



         SEE "RISK FACTORS" BEGINNING ON PAGE 7 HEREOF FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY POTENTIAL INVESTORS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy the securities described herein by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Under no circumstances shall the delivery of this Prospectus or any sale made pursuant to this Prospectus create any implication that the information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.


                The date of this Prospectus is February __, 1998

                              AVAILABLE INFORMATION


         The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement (the "Registration Statement") under the Securities Act with respect to the offering and sale from time to time of the Shares. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and to the exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document which has been filed or incorporated by reference as an exhibit to the Registration Statement are qualified in their entirety by reference to such exhibits for a complete statement of their terms and conditions. Additionally, the Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information statements with the Commission. Copies of such materials may be inspected without charge at the offices of the Commission, and copies of all or any part thereof may be obtained from the Commission's public reference facilities at 450 Fifth Street, N.W., Washington D.C. 20549 or at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission. In addition, the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding the Company (http://www.sec.gov). The Common Stock is quoted on the Nasdaq National Market under the symbol "BZET." Reports and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         Incorporated herein by reference and made a part of this Prospectus are the following:

         (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

         (2) the Company's Proxy Statement on Schedule 14A filed with the Commission on April 25, 1997;

         (3) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1996, consisting of (i) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997; (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997; (iv) the Company's Current Report on Form 8-K dated February 27, 1997; (v) the Company's Current Report on Form 8-K dated March 17, 1997;
                  (vi) the Company's Current Report on Form 8-K dated October 28, 1997; and (vii) the Company's Current Report on Form 8-K dated December 17, 1997; and

         (4) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A dated February 27, 1996.

           All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby will be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents.

         Any statement contained in any document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

         Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

         The Company will provide without charge to each person who receives a Prospectus, upon written or oral request of such person, a copy of the information that is incorporated by reference herein (not including exhibits to the information that is incorporated by reference herein). Requests for such information should be directed to: Biofield Corp., 1225 Northmeadow Pkwy., Suite 120, Roswell, Georgia 30076; Attention: Michael R. Gavenchak, Executive Vice President and General Counsel. The Company's telephone number is (770) 740-8180.


                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

         Certain statements included or incorporated by reference into this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: uncertainty of FDA approval for the Company's diagnostic product; the Company's limited operating history and continuing operating losses; uncertainties as to future profitability; the Company's early stage of product development; the Company's dependence on a single product; the Company's dependence on market acceptance; the Company's limited marketing and sales experience and manufacturing history; the Company's dependence on third parties; competition; the risk of technological obsolescence; the Company's potential reliance on international sales; government regulation and the lack of assurance of regulatory approvals; limitations on third-party reimbursement; uncertainties regarding health care reform; uncertain ability to protect patents and proprietary technology and information; uncertain ability to meet future capital needs; the Company's dependence on qualified personnel; potential product liability; potential for environmental liability; and other factors referenced in this Prospectus.

                                   THE COMPANY


         The following summary is qualified in its entirety by reference to the more detailed information and the financial statements and the related notes appearing elsewhere in this Prospectus or incorporated herein by reference. Unless the context otherwise requires, all references herein to the Company refer to Biofield Corp. and its subsidiaries. Each prospective investor is urged to read this Prospectus in its entirety. Investment in the securities offered hereby involves a high degree of risk. See "Risk Factors" starting on page 7.


         Biofield Corp. is a medical technology company that has developed an innovative system for detecting breast cancer through the skin in a noninvasive and objective procedure. The Company's breast cancer diagnostic device, the Biofield Diagnostic System (formerly referred to as the ALEXA 1000 System), employs unique, single-use sensors and a measurement device to detect and analyze changes in cellular electrical charge distributions associated with the development of epithelial cancers, such as breast cancer. The Biofield Diagnostic System is intended to provide physicians and patients with immediate and objective information concerning the probability that a lesion, which has been identified by breast cancer screening or with other diagnostic modalities, is malignant or benign. Such information, together with other available clinical information, can be used by the physician to make further treatment decisions, including whether to proceed to surgical biopsy. The Company believes that the Biofield Diagnostic System could improve early diagnosis, reduce diagnostic uncertainty and decrease the number of diagnostic procedures, including surgical biopsies, performed on suspicious lesions.

         The Company's principal offices are located at 1225 Northmeadow Parkway, Suite 120, Roswell, Georgia 30076, and its telephone number is (770) 740-8180.

                               RECENT DEVELOPMENTS

PRIVATE PLACEMENT

         On December 17, 1997, the Company consummated a private placement (the "1997 Private Placement") of 2,867,670 shares of Common Stock, yielding aggregate gross proceeds to the Company of $9,033,160. The 1997 Private Placement was made pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof and Regulation D thereunder.

         The Company intends to use the net proceeds, estimated to be approximately $8,400,000, of the 1997 Private Placement for funding clinical trials, research and development, manufacturing, European sales and marketing and general corporate purposes.

         Concurrent with the closing of the 1997 Private Placement, the Company issued an aggregate of 643,639 shares of Common Stock in exchange for outstanding warrants to purchase an aggregate of 1,574,930 shares of Common Stock (the "Warrant Exchange"). Such warrants were issued in connection with the Company's 1995 private placement of securities units. In order to participate in the Warrant Exchange, warrant holders were required to invest in the 1997 Private Placement.


         After giving effect to the 1997 Private Placement and the Warrant Exchange, at December 17, 1997 there were outstanding 10,029,609 shares of Common Stock, warrants to purchase an aggregate of 396,762 shares of Common Stock with a weighted average exercise price of $9.83 per share, and options to purchase an aggregate of 1,983,969 shares of Common Stock with a weighted average exercise price of $5.60 per share. This registration statement was required to be filed pursuant to a registration rights agreement entered into between the Company and the investors in the 1997 Private Placement, so that the resale of the shares of Common Stock purchased by such investors would be registered under the Securities Act. In addition, certain holders of Common Stock, and warrants to purchase shares of Common Stock, have exercised other registration rights to have shares of Common Stock included in the registration statement of which this Prospectus forms a part.


MANAGEMENT

         Robert M. Johnson was appointed the Company's Chief Operating Officer in August 1997. Prior to joining the Company, from 1994 to August 1997, Mr. Johnson served as Senior Vice President, Business Development at Healthdyne Technologies, Inc., a publicly-held medical device company. From 1991 to 1994, Mr. Johnson served as Vice President and General Manager at Nellcor, Inc., a publicly-held medical device company. From 1989 to 1991, Mr. Johnson served as President at Fiber Imaging, a fiber optics company.

         Todd J. Polk was appointed the Company's Vice President of Regulatory and Clinical Affairs and Quality Assurance in August 1997. Prior to joining the Company, from June 1989 to August 1997, Mr. Polk served as Vice President of Regulatory Affairs/Quality Assurance at Cabot Medical Corporation, a company engaged in the research, design and development of medical devices, which merged with Circon Corporation in August 1995. In addition, from January 1990 to January 1995, Mr. Polk served as an industry representative to the Obstetrics/Gynecology Devices Panel of the FDA.

                                  RISK FACTORS


         Except for the historical information contained herein, this Prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements of the Company's plans, objectives, expectations and intentions. All such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to be materially different from any results expressed or implied by such forward-looking statements. All cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. See "Special Note Regarding Forward-Looking Statements." The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the shares of Common Stock offered hereby.


UNCERTAINTY OF FDA APPROVAL FOR THE BIOFIELD DIAGNOSTIC SYSTEM

         On December 30, 1996, the Company submitted its premarket approval application ("PMA") to the U.S. Food and Drug Administration ("FDA") for the Biofield Diagnostic System. On February 27, 1997, the FDA informed the Company that its PMA had not been accepted for filing and requested that the Company address deficiencies in the PMA for further consideration of such PMA. Specifically, the FDA has not accepted the findings from the Company's U.S. Multi-center Study as submitted in the PMA. The FDA stated that it had concerns about the study design and, in particular, the development and selection of the algorithm used on the supporting data set. The FDA advised the Company that it must first select a final algorithm and then test it with an independent data set. Further, the FDA stated that the design of the clinical trial must provide data that supports the indications for use of the Biofield Diagnostic System which should include the impact on patient management.

      The initial PMA for the Biofield Diagnostic System was based principally upon the results of the Company's U.S. Multi-center Study, which results have not been accepted by the FDA based upon its initial review of the PMA. The PMA as submitted to the FDA included data from clinical trials on over 1,200 women tested at six medical institutions under the direction of physicians involved in breast cancer diagnosis and treatment. Subsequent to the FDA's initial review, the Company has been in discussions with the FDA regarding the design and protocol for an additional clinical trial in support of an amendment to or resubmission of the PMA. Discussions with the FDA aimed at establishing the design and protocol for the additional clinical trial are ongoing. The clinical trial protocol may have a significant impact on the time required to complete the clinical trial. Following these discussions with the FDA, the Company will evaluate its options and finalize its plans for proceeding. The Company currently anticipates starting the enrollment phase of an additional clinical trial in support of an amendment or resubmission of the PMA during the first half of 1998. The timing of patient enrollment in the additional clinical trial will depend upon development of a clinical trial design and protocol acceptable to the Company and the FDA, and the Company's receipt of approval to conduct the additional clinical trial from the Institutional Review Boards of the proposed study sites. The enrollment phase of the clinical trial is expected to take several months or longer, followed by data analysis. The time necessary to complete the additional clinical trial will depend upon numerous factors, including the number of patients to be included in the study, the criteria for inclusion of patients in the study, the ability to recruit and enroll patients in the study and the time required to analyze the clinical results. The PMA, if and when accepted for filing by the FDA, will be reviewed under the FDA's Expedited Review policy.

       Conducting additional clinical trials will require the expenditure of substantial additional funds. Furthermore, there can be no assurance that results obtained in any additional trials will be consistent with the results obtained in the U.S. Multi-center Study or that any such results, or the amended or resubmitted PMA, will be accepted by the FDA. There can be no assurance that the FDA or other regulatory approvals for the Biofield Diagnostic System will be granted on a timely basis, or at all. Failure to obtain FDA approval to market the Biofield Diagnostic System would have a material adverse effect on the Company's business, financial condition, cash flows and results of operations. See "Risk Factors -- Government Regulation; No Assurance of Regulatory Approvals."

LIMITED OPERATING HISTORY; CONTINUING OPERATING LOSSES

      The Company has a limited history of operations. Since its inception in October 1987, the Company has engaged principally in the development of the Biofield Diagnostic System, which has not been approved for sale in the United States. Consequently, the Company has little experience in manufacturing, marketing and selling its products. The Company currently has no source of operating revenue and has incurred net operating losses since its inception. At September 30, 1997, the Company had an accumulated deficit of $42,888,641. Such losses have resulted principally from costs incurred in research and development and clinical trials and from general and administrative costs associated with the Company's operations. The Company expects operating losses to increase for at least the next several years due principally to the anticipated expenses associated with the pre-market approval process for the Biofield Diagnostic System, the proposed commercialization of the Biofield Diagnostic System, development of, and clinical trials for, the proposed Biofield screening system and other research and development activities.

UNCERTAINTIES AS TO FUTURE PROFITABILITY

      The Company's ability to achieve profitability will depend in part on its ability to obtain regulatory approvals for the Biofield Diagnostic System and any other proposed products, and to develop the capacity to manufacture and market any approved products either by itself or in collaboration with others. There can be no assurance if or when the Company will receive required regulatory approvals for the development and commercial manufacturing and marketing of the Biofield Diagnostic System or any other proposed products, or achieve profitability. Accordingly, the extent of future losses and the time required to achieve profitability are highly uncertain.

EARLY STAGE OF PRODUCT DEVELOPMENT

      The Company's proposed products, other than the Biofield Diagnostic System, are at an early stage of development and the Biofield Diagnostic System must be approved by the FDA before it can be commercially marketed in the United States. There can be no assurance that any of the Company's proposed products will be found to be safe and effective, meet applicable regulatory standards or receive necessary regulatory clearance, or if safe and effective, can be developed into commercial products, manufactured on a large scale or be economical to market. Nor can there be any assurance that the Company's proposed products will achieve or sustain market acceptance. In the event necessary regulatory approvals are obtained for the Biofield Diagnostic System, there can be no assurance that the Company will be successful in establishing commercial operations, including gaining market acceptance of the Biofield Diagnostic System and implementing commercial-scale manufacturing and sales and marketing programs. There is, therefore, substantial risk that the Company's product development and commercialization efforts will not prove to be successful.

DEPENDENCE ON A SINGLE PRODUCT

      Although the Company is in the process of developing additional products based on its core technology, including an enhancement of the Biofield Diagnostic System for use on asymptomatic women, none of such applications is expected to result in a commercial product for at least several years, if at all. Consequently, pending its approval for commercial distribution in the United States, the Biofield Diagnostic System would account for substantially all of the Company's revenues for the foreseeable future. Failure to gain regulatory approvals or market acceptance for the Biofield Diagnostic System would have a material adverse effect on the Company's business, financial condition, cash flows and results of operations.

DEPENDENCE ON MARKET ACCEPTANCE

      There can be no assurance that physicians or the medical community in general will accept and utilize the Biofield Diagnostic System or any other products developed by the Company. The extent that, and rate at which, the Biofield Diagnostic System achieves market acceptance and penetration will depend on many variables including, but not limited to, the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of the Biofield Diagnostic System, the advantages of the Biofield Diagnostic System over existing technology and cancer detection methods (including x-ray mammography, ultrasound or high frequency ultrasound, MRI, stereotactic needle biopsy and thermography, diaphonography and transillumational devices), third-party reimbursement practices and the Company's manufacturing, quality control, marketing and sales efforts. There can be no assurance that the medical community and third-party payors will accept the Company's unique technology. Similar risks will confront the proposed Biofield screening system and any other products developed by the Company in the future. Failure of the Company's products to gain market acceptance would have a material adverse effect on the Company's business, financial condition, cash flows and results of operations.

LIMITED MARKETING AND SALES EXPERIENCE

      The Company has limited internal marketing and sales resources and personnel. In order to market the Biofield Diagnostic System or any other products it may develop, the Company will have to develop a marketing and sales force with technical expertise and distribution capabilities. There can be no assurance that the Company will be able to establish sales and distribution capabilities or that the Company will be successful in gaining market acceptance for any products it may develop. There can be no assurance that the Company will be able to recruit and retain skilled sales, marketing, service or support personnel, that agreements with distributors will be available on terms commercially reasonable to the Company, or at all, or that the Company's marketing and sales efforts will be successful. Failure to successfully establish a marketing and sales organization, whether directly or through third parties, would have a material adverse effect on the Company's business, financial condition, cash flows and results of operations. The Company intends to pursue one or more distribution arrangements in the United States, Europe and Asia with strategic marketing partners who have established marketing capabilities. There can be no assurance that the Company, either on its own or through arrangements with others, will be able to enter into such arrangements on acceptable terms, if at all. To the extent that the Company arranges with third parties to market its products, the success of such products may depend on the efforts of such third parties. There can be no assurance that any of the Company's proposed marketing schedules or plans can or will be met.

LIMITED MANUFACTURING HISTORY

      The Company does not have any manufacturing or production facilities or experience in manufacturing or contracting for the manufacturing of its proposed products in the volumes that will be necessary for the Company to achieve significant commercial sales in the event it obtains regulatory approval to market its products. While the Company does not currently manufacture any of its products, it may do so in the future. The Company has no experience in the manufacture of medical products for clinical trials or commercial purposes. Should the Company manufacture its products, the Company's manufacturing facilities would be subject to the full range of current Good Manufacturing Practices ("GMP") regulations and similar risks of delay or difficulty in manufacturing and the Company would require substantial additional capital to establish such manufacturing facilities. In addition, there can be no assurance that the Company would be able to manufacture any such products successfully or cost-effectively.

DEPENDENCE ON THIRD PARTIES

      The Company has used certain third parties to manufacture and deliver the components of the Biofield Diagnostic System and the proposed Biofield screening system used in clinical studies, and intends to continue to use third parties to manufacture and deliver such products and any other products which the Company may seek to develop. Such third parties must adhere to the GMP regulations enforced by the FDA through its facilities inspection program and such third-parties' facilities must pass a plant inspection before the FDA will grant premarket approval of the Company's products. There can be no assurance that the third-party manufacturers on which the Company depends for the manufacture of the Biofield Diagnostic System will be in compliance with the GMP regulations at the time of the pre-approval inspection or will maintain such compliance. Such failure could significantly delay FDA approval of the PMA application for the Biofield Diagnostic System, and such delay would have a material adverse effect on the Company's business, financial condition, cash flows and results of operations.

      The qualification of additional or replacement suppliers for certain components of the Biofield Diagnostic System or services is a lengthy process. For certain services and components the Company currently relies on single suppliers. If the Company encounters delays or difficulties with its third-party suppliers in producing, packaging or distributing components of the Biofield Diagnostic System, market introduction and subsequent sales would be adversely affected. The Company also may have to rely on alternative sources of supply. In such case, there can be no assurance that the Company will be able to enter into alternative supply arrangements at commercially acceptable rates, if at all. If the Company is unable to obtain or retain qualified third-party manufacturers on commercially acceptable terms, it may not be able to commercialize its products as planned. The Company's dependence upon third parties for the manufacture of its products may adversely affect the Company's profit margins and its ability to develop and deliver its products on a timely and competitive basis.

COMPETITION

         The medical device industry generally, and the cancer diagnostic and screening segments in particular, are characterized by rapidly evolving technology and intense competition. Other companies in the medical device industry are marketing products that compete with the Biofield Diagnostic System and may be developing, or could in the future attempt to develop, additional products that are competitive with the Biofield Diagnostic System. Many of the Company's competitors have substantially greater capital resources and name recognition than the Company. Many of these companies also have substantially greater expertise than the Company in research and development, manufacturing and marketing and obtaining regulatory approvals. There can be no assurance that the Company's competitors will not succeed in developing or marketing technologies and products that are more effective than those developed or marketed by the Company or that would render the Company's technology and products obsolete or noncompetitive. Additionally, there can be no assurance that the Company will be able to compete against such competitors and potential competitors in terms of manufacturing, marketing and sales. Although the Company believes that its products may offer certain technological advantages over its competitors' currently-marketed products, earlier entrants in the market for a diagnostic application often obtain and maintain significant market share relative to later entrants. Physicians using imaging equipment such as x-ray mammography equipment, ultrasound or high frequency ultrasound systems, MRI systems, stereotactic needle biopsy and thermography, diaphonography, electrical impedance and transilluminational devices may not use the Biofield Diagnostic System or any other products that the Company may develop. Currently, mammography is employed widely and the Company's ability to sell the Biofield Diagnostic System to medical facilities will, in part, be dependent on the Company's ability to demonstrate the clinical utility of the Biofield Diagnostic System as an adjunct to mammography and physical examination and its advantages over other available diagnostic tests.

RISK OF TECHNOLOGICAL OBSOLESCENCE

         Methods for the detection of cancer are subject to rapid technological innovation and there can be no assurance that technological changes will not render the Company's proposed products obsolete. There can be no assurance that the development of new types of diagnostic medical equipment or technology will not have a material adverse effect on the marketability of the Biofield Diagnostic System or any other products developed by the Company. Commercial availability of such products could render the Company's products obsolete, which would have a material adverse effect on the Company's business, financial condition, cash flows and results of operations.

POTENTIAL RELIANCE ON INTERNATIONAL SALES

         The Company intends to commence commercial sales of the Biofield Diagnostic System in Europe prior to commencing commercial sales in the United States, where sales cannot occur unless and until the Company receives premarket approval from the FDA. Thus, until the Company receives approval from the FDA to market the Biofield Diagnostic System, as to which there can be no assurance, the Company's revenues, if any, will be derived from international sales. A significant portion of the Company's revenues, therefore, may be subject to the risks associated with international sales, including economic or political instability, shipping delays, fluctuations in foreign currency exchange rates, foreign regulatory requirements and various trade restrictions, all of which could have a significant impact on the Company's ability to deliver products on a competitive and timely basis. Future imposition of, or significant increases in the level of, customs duties, export quotas or other trade restrictions could have a material adverse effect on the Company's business, financial condition, cash flows and results of operations. The regulation of medical devices, particularly in Europe, continues to develop and there can be no assurance that new laws or regulations will not have an adverse effect on the Company.

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVALS

         The manufacture and sale of medical devices, including the Biofield Diagnostic System, the proposed Biofield screening system, and any other products that may be developed by the Company are subject to extensive regulation by numerous governmental authorities in the United States, principally the FDA and corresponding state agencies, and in other countries. In the United States, the Company's products are regulated as medical devices and are subject to the FDA's premarket clearance or approval requirements. Securing FDA clearances and approvals may require the submission of extensive clinical data and supporting information to the FDA. To obtain FDA approval of an application for premarket approval, the premarket approval application must demonstrate that the subject device has clinical utility, meaning that the device has a beneficial therapeutic effect, or that as a diagnostic tool, it provides information that measurably contributes to a diagnosis of a disease or condition. The results of the Company's U.S. Multi-center Study have not been accepted by the FDA based upon its initial review of the PMA. The Company, therefore, plans to submit data from additional clinical testing in connection with any amendment to or resubmission of the PMA. The timing of patient enrollment in the additional clinical trial will depend upon development of a clinical trial design and protocol acceptable to the Company and the FDA, and the Company's receipt of approval to conduct the additional clinical trial from the Institutional Review Boards of the proposed study sites. As a result of this additional testing, the Company anticipates further delays, which may be significant, in the approval process for the Biofield Diagnostic System. The process of obtaining FDA and other required regulatory approvals is lengthy, expensive and uncertain and frequently requires from one to several years from the date of the FDA submission, if premarket approval is obtained at all. Following the filing of an amendment to or resubmission of the PMA for the Biofield Diagnostic System, the FDA may require more information or clarification of information already provided as part of the PMA. During the review period, an advisory panel will likely be convened by the FDA to review and evaluate the PMA and provide recommendations to the FDA as to whether the PMA should be approved. Although the FDA has granted Expedited Review status to the Biofield Diagnostic System, there can be no assurance that such status will result in timely approval of the Biofield Diagnostic System, if at all. Furthermore, an approval, if granted, may include significant limitations on the indicated uses for which the Biofield Diagnostic System may be marketed. Failure to obtain FDA approval to market the Biofield Diagnostic System would have a material adverse effect on the Company's business, financial condition, cash flows and results of operations.

         Sales of medical devices outside of the United States are subject to international regulatory requirements that vary from country to country. The time required to obtain approval for sale internationally may be longer or shorter than that required for FDA approval and the requirements may differ. In addition, in order to sell its products within the European Economic Area following June 14, 1998, companies are required to achieve compliance with the requirements of the Medical Devices Directive and affix a "CE" marking on their products to attest such compliance. The Company has not obtained such certifications, and there can be no assurance that it will be able to do so in a timely manner, or at all.

         In addition, unapproved products subject to the PMA requirements must receive prior FDA export approval in order to be marketed outside of the United States unless they are approved for use by any member country of the European Union or certain other countries, including Australia, Canada, Israel, Japan, New Zealand, Switzerland and South Africa, in which case they can be exported to any country provided that certain limited notification requirements are met. There can be no assurance that the Company will meet the FDA's export requirements or receive FDA export approval when such approval is necessary, or that countries to which the devices are to be exported will approve the devices for import. Failure of the

Company to meet the FDA's export requirements or obtain FDA export approval when required to do so, or to obtain approval for import, could have a material adverse effect on the Company's business, financial condition, cash flows and results of operations.

         Regulatory approvals, if granted, may include significant limitations on the indicated uses for which the product may be marketed. In addition, to obtain such approvals, the FDA and certain foreign regulatory authorities may impose numerous other requirements with which medical device manufacturers must comply. FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. Product approvals could be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. The third-party manufacturers upon which the Company depends to manufacture its products are required to adhere to applicable FDA regulations regarding GMPs and similar regulations in other countries, which include testing, control and documentation requirements. Ongoing compliance with GMP regulations and other applicable regulatory requirements will be monitored by periodic inspection by the FDA and by comparable agencies in other countries. Failure to comply with applicable regulatory requirements, including marketing or promoting products for unapproved use, could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant premarket clearance or approval for devices, withdrawal of approvals and criminal prosecution. Changes in existing regulations or adoption of new governmental regulations or policies could prevent or delay regulatory approval of the Company's products. Certain material changes to medical devices also are subject to FDA review and clearance or approval.

      The President recently signed into law the Food and Drug Administration Modernization Act of 1997. This legislation makes changes to the device provisions of the FDC Act and other provisions in the FDC Act affecting the regulation of devices. Among other things, the changes will affect the premarket approval process, and also will affect the FDA's investigational device exemption process, data requirements and procedures relating to breakthrough devices, tracking and postmarket surveillance, accredited third party review, and the dissemination of off label information. The Company cannot predict how or when these changes will be implemented or what effect the changes will have on the regulation of the Company's products. There can be no assurance that the new legislation will not impose additional costs or lengthen review times for the Company's products.

      There can be no assurance that the Company will be able to obtain, on a timely basis, or at all, FDA approval of the PMA for the Biofield Diagnostic System or regulatory approvals or clearances for other products that the Company may develop and delays in receipt of or failure to obtain such approvals or clearances, the loss of previously obtained approvals, or failure to comply with existing or future regulatory requirements would have a material adverse effect on the Company's business, financial condition, cash flows and results of operations.

LIMITATIONS ON THIRD-PARTY REIMBURSEMENT

      In the United States, suppliers of health care products and services are greatly affected by Medicare, Medicaid and other government insurance programs, as well as by private insurance reimbursement programs. Third-party payors (Medicare, Medicaid, private health insurance companies and other organizations) may affect the pricing or relative attractiveness of the Company's products by regulating the level of reimbursement provided by such payors to the physicians and clinics utilizing the Biofield

Diagnostic System or any other products that the Company may develop or by refusing reimbursement. If examinations utilizing the Company's products were not reimbursed under these programs, the Company's ability to sell its products may be materially adversely affected. There can be no assurance that third-party payors will provide reimbursement for use of the Biofield Diagnostic System or any other products that the Company may develop.

      In international markets, reimbursement by private third-party medical insurance providers, including governmental insurers and independent providers, varies from country to country. In addition, such third-party medical insurance providers may require additional information or clinical data prior to providing reimbursement for a product. In certain countries, the Company's ability to achieve significant market penetration may depend upon the availability of third-party and governmental reimbursement. Revenues and profitability of medical device companies may be affected by the continuing efforts of governmental and third-party payors to contain or reduce the costs of health care through various means.

UNCERTAINTIES REGARDING HEALTH CARE REFORM

      Several states and the U.S. government are investigating a variety of alternatives to reform the health care delivery system and further reduce and control health care spending. These reform efforts include proposals to limit spending on health care items and services, limit coverage for new technology and limit or control the price health care providers and drug and device manufacturers may charge for their services and products, respectively. If adopted and implemented, such reforms could have a material adverse effect on the Company's business, financial condition, cash flows and results of operations.

UNCERTAIN ABILITY TO PROTECT PATENTS AND PROPRIETARY TECHNOLOGY AND INFORMATION

      The Company's ability to compete effectively in the medical products industry will depend on its success in protecting its proprietary technology, both in the United States and abroad. The patent positions of medical products companies generally involve complex legal and factual questions. The Company's proprietary products and technology are the subject of nine U.S. patents owned by the Company, and additional applications pending with the United States Patent and Trademark Office ("PTO"). The Company has filed, and intends to continue to file, patent applications in certain foreign jurisdictions covering the patent claims that are the subject of U.S. patents and patent applications. There can be no assurance that the PTO or foreign jurisdictions will grant the Company's pending patent applications or that the Company will obtain any patents or other protection for which it has applied. There can be no assurance that patents issued to or licensed by or to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide any competitive advantage. The Company could incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those granted by third parties.

      Although the Company has entered into confidentiality and invention agreements with its employees and consultants, there can be no assurance that such agreements will be honored or that the Company will be able to protect its rights to its unpatented trade secrets and know-how effectively. Moreover, there can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets and know-how. In addition, the Company may be required to obtain licenses to patents or other proprietary rights from third parties. There can be no assurance that any licenses required under any patents or proprietary rights would be made available on acceptable terms, if at all. If the Company does not obtain required licenses, it could encounter delays in product development or find that the development, manufacture or sale of products requiring such licenses could be foreclosed. Additionally, the Company may, from time to time, support and collaborate in research conducted by universities and governmental research organizations. There can be no assurance that the Company will have or be able to acquire exclusive rights to the inventions or technical information derived from such collaborations or that disputes will not arise with respect to rights in derivative or related research programs conducted by the Company or such collaborators.

UNCERTAIN ABILITY TO MEET CAPITAL NEEDS

      The Company will require substantial additional funds for its research and development programs, preclinical and clinical testing, operating expenses, regulatory processes and manufacturing and marketing programs. The Company's future capital requirements will depend on many factors, including the following: the progress of its research and development projects; the progress of preclinical and clinical testing; the time and cost involved in obtaining regulatory approvals; the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; competing technological and market developments; changes and developments in the Company's existing collaborative, licensing and other relationships and the terms of any new collaborative, licensing and other arrangements that the Company may establish; and the development of commercialization activities and arrangements. Moreover, the Company's fixed commitments, including salaries and fees for current employees and consultants, rent, payments under license agreements and other contractual commitments are substantial and are likely to increase as additional agreements are entered into and additional personnel are retained. The Company does not expect to generate a positive internal cash flow for at least several years due to expected increases in capital expenditures, working capital needs and ongoing losses, including the expected cost of commercializing the Biofield Diagnostic System. However, the Company's cash requirements may vary materially from those now planned due to the progress of research and development programs, results of clinical testing, relationships with strategic partners, if any, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the FDA and foreign regulatory processes and other factors.

      The Company will need additional capital to fund its future operations through public or private financings or collaborative licensing or other arrangements with corporate partners. If additional funds are raised by issuing equity securities, further dilution to existing stockholders will result and future investors may be granted rights superior to those of existing stockholders. There can be no assurance, however, that additional financing will be available when needed, or if available, will be available on acceptable terms. Insufficient funds may prevent the Company from implementing its business strategy or may require the Company to delay, scale back or eliminate certain of its research and product development programs or to license to third parties rights to commercialize products or technologies that the Company would otherwise seek to develop itself.

DEPENDENCE ON QUALIFIED PERSONNEL

      Due to the specialized scientific nature of the Company's business, the Company is highly dependent upon its ability to attract and retain qualified scientific, technical and managerial personnel. The loss of the services of existing personnel as well as the failure to recruit key scientific, technical and managerial personnel in a timely manner would be detrimental to the Company's research and development programs and to its business. The Company's anticipated growth and expansion into areas and activities requiring additional expertise, such as marketing, will require the addition of new management personnel. Competition for qualified personnel is intense and there can be no assurance that the Company will be able to continue to attract and retain qualified personnel necessary for the development of its business.

POTENTIAL PRODUCT LIABILITY

      The Company's business exposes it to potential product liability risks which are inherent in the testing, manufacturing and marketing of cancer detection products. Significant litigation, not involving the Company, has occurred in the past based on allegations of false negative diagnoses of cancer. While the Biofield Diagnostic System does not purport to diagnose any patient, there can be no assurance that the Company will not be subjected to future claims and potential liability. While the Company maintains insurance against product liability and defense costs, there can be no assurance that claims against the Company arising with respect to its products will be successfully defended or that the insurance carried by the Company will be sufficient to cover liabilities arising from such claims. A successful claim against the Company in excess of the Company's insurance coverage could have a material adverse effect on the Company. Furthermore, there can be no assurance that the Company will be able to continue to obtain or maintain product liability insurance on acceptable terms.

POTENTIAL FOR ENVIRONMENTAL LIABILITY

      A portion of the Company's manufacturing processes involves the controlled use of potentially hazardous materials. The Company may in the future become subject to stringent federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of such materials. There can be no assurance that the Company will not incur significant future costs to comply with environmental laws, rules, regulations and policies, or that the business, financial position, cash flows or results of operations of the Company will not be materially and adversely affected by current or future environmental laws, rules, regulations and policies or by any releases or discharges of hazardous materials.

AVAILABILITY OF PREFERRED STOCK FOR ISSUANCE

      In addition to its authorized shares of Common Stock, the Company's Fourth Amended and Restated Certificate of Incorporation, as amended, authorizes the issuance of up to 2,000,000 shares of preferred stock. The Board of Directors of the Company may at any time determine to issue shares of preferred stock with the rights and preferences to be set by the Board of Directors in its sole discretion. The rights and preferences of any such preferred stock may be superior to those of the Common Stock and thus may adversely affect the rights of the holders of Common Stock.

POSSIBLE ANTI-TAKEOVER EFFECTS OF DELAWARE LAW

       The Company is subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner or unless the interested stockholder acquires at least 85% of the corporation's voting stock (excluding shares held by certain designated stockholders) in the transaction in which it becomes an interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the previous three years did own, 15% or more of the corporation's voting stock. This provision of the Delaware law could delay and make more difficult a business combination even if the business combination would be beneficial, in the short term, to the interests of the Company's stockholders and also could limit the price certain investors might be willing to pay in the future for shares of Common Stock.

NO DIVIDENDS

      The Company has never declared or paid any cash dividends on its capital stock and does not intend to pay any cash dividends in the foreseeable future. The Company currently anticipates that it will retain all its earnings for use in the operation and expansion of its business and, therefore, does not anticipate that it will pay any cash dividends in the foreseeable future.

POSSIBLE VOLATILITY OF STOCK PRICE

      The price of the Company's Common Stock has fluctuated substantially since its initial public offering on March 19, 1996. The market price of the shares of the Common Stock, like that of the common stock of many other medical device companies, is likely to continue to be highly volatile. Factors such as the timing and results of clinical trials by the Company or its competitors, governmental regulation, healthcare legislation, developments in patent or other proprietary rights of the Company or its competitors, including litigation, fluctuations in the Company's operating results, and market conditions for medical device company stocks and life science stocks in general, could have a significant impact on the future price of the Common Stock.

CONTROL BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

       After giving effect to the consummation of the 1997 Private Placement and the Warrant Exchange, at December 17, 1997, officers and directors of the Company and stockholders owning more than five percent of the Common Stock, together with their affiliates, beneficially own approximately 59.9% of the outstanding Common Stock. Officers and directors of the Company and stockholders owning more than five percent of the Common Stock are able to elect all members of the Company's Board of Directors and determine corporate actions. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company.

SHARES ELIGIBLE FOR FUTURE SALE; OUTSTANDING REGISTRATION RIGHTS


      After giving effect to the consummation of the 1997 Private Placement and the Warrant Exchange, at December 17, 1997, the Company had 10,029,609 shares of Common Stock outstanding, and approximately 3,430,193 of such shares were freely tradable by the holders thereof without limitations under the Securities Act. The Company issued 2,867,670 shares of Common Stock in the 1997 Private Placement, and has registered for resale 2,797,829 of such shares pursuant to the registration statement of which this Prospectus forms a part. The Company issued 643,639 shares of Common Stock in connection with the Warrant Exchange, and has registered for resale 79,570 of such shares pursuant to the registration statement of which this Prospectus forms a part. All such shares so registered may be resold by the holders thereof without restriction as set forth in this Prospectus, subject, in the case of the Warrant Exchange shares, to "lock-up" agreements described below. See "Selling Stockholders" and "Plan of Distribution." Of the other shares of Common Stock outstanding as of December 17, 1997, 2,051,696 shares of Common Stock were held by officers, directors and other stockholders who may be deemed to be "affiliates" of the Company and who therefore are generally subject to the volume and other limitations of Rule 144 promulgated under the Securities Act ("Rule 144"). The holders of all or substantially all of such 2,051,696 shares have registration rights with respect to their shares, and none of such shares of Common Stock have been registered for resale pursuant to the registration statement of which this Prospectus forms a part. The holders of all or substantially all of such 2,051,696 shares have signed "lock-up" agreements pursuant to which they agreed not to sell or offer to sell any of their shares of Common Stock without the prior written consent of the Hambrecht & Quist, LLC, the placement agent for the 1997 Private Placement, during the period from the closing of the 1997 Private Placement to and including 90 days from the date of this Prospectus. In addition, as of December 17, 1997, 1,036,403 shares of Common Stock were held by certain other stockholders who have signed "lock-up" agreements as described above. Upon expiration of the 90 day "lock-up" period, such 1,036,403 shares will be freely tradable by the holders thereof provided that such holders do not become "affiliates" of the Company. Furthermore, the holders of the shares issued in connection with the Warrant Exchange have signed "lock-up" agreements pursuant to which they agreed not to sell or offer to sell such shares without the prior written consent of the Company for a period of one year from the date of issuance of such shares. In addition to any sales of such shares which may be made pursuant to this Prospectus, after stockholders have held their shares for a period of one year, they will be eligible to sell their shares pursuant to the volume and other limitations of Rule 144, and those who are not affiliates of the Company will be able to sell such shares without restriction under Rule 144 after they have held such shares for two years. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the trading price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.


OUTSTANDING OPTIONS, WARRANTS AND OTHER RIGHTS

      After giving effect to the consummation of the 1997 Private Placement and the Warrant Exchange at December 17, 1997, options to purchase a total of 1,983,969 shares of Common Stock were outstanding with a weighted average exercise price of $5.60 per share, of which options to purchase 1,335,641 shares of Common Stock were exercisable. In addition, as of such date, an additional 552,624 shares of Common Stock were available for future option grants under the Company's stock option plans. As of such date, warrants to purchase a total of 396,762 shares of Common Stock were outstanding with a weighted average exercise price of $9.83 per share. An aggregate of 1,166,572 shares of Common Stock issuable upon the exercise of options and warrants held by officers, directors and certain other stockholders of the Company are subject to "lock-up agreements." See "Risk Factors--Shares Eligible for Future Sale." To the extent that the aforementioned options or warrants are exercised, the interests of the Company's stockholders would be diluted. Moreover, as long as such options and warrants are outstanding, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the outstanding options and warrants and rights can be expected to exercise them, to the extent they are able to, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the options and warrants. The Company has registered for sale under the Securities Act the shares of Common Stock included in its stock option plans, shares of

Common Stock subject to outstanding stock options granted outside of such plans, and shares of Common Stock issuable upon the exercise of certain warrants.


                                 USE OF PROCEEDS

      The Company will not receive any proceeds from any sale of the Shares.

                              SELLING STOCKHOLDERS

      The following table sets forth information concerning Shares beneficially owned as of December 17, 1997, after giving effect to the 1997 Private Placement and the Warrant Exchange, by each Selling Stockholder or record holder which may be offered from time to time pursuant to this Prospectus. Other than their ownership of the Company's securities, none of the Selling Stockholders has had any material relationship with the Company within the past three years, other than as described in the footnotes to the table. The table has been prepared based on information furnished to the Company by American Stock Transfer & Trust Company and/or by or on behalf of the Selling Stockholders.

      Any or all of the Shares listed below may be offered for sale by the Selling Stockholders from time to time and therefore no estimate can be given as to the number of Shares that will be held by the Selling Stockholders upon termination of this offering. Except as otherwise indicated, the Selling Stockholders listed in the table have sole voting and investment powers with respect to the Shares indicated.



                                                          NUMBER OF
                                                          SHARES OF
                  NAME OF                                COMMON STOCK                          NUMBER OF
                  SELLING                                OWNED BEFORE                            SHARES
                STOCKHOLDER                              THE OFFERING                         OFFERED (1)
                -----------                              ------------                         -----------

The Goldman Sachs Group, L.P.                            2,255,297                              730,157
   and related investors (2)

Tudor Capital (U.K.), L.P.                                 730,158                              730,158
   and related investors (3)

H & Q Healthcare Investors                                 947,266                              428,572
   and H & Q Life Sciences Investors (4)

D. Carnegie AB (5)                                         233,000                              233,000

The Travelers Indemnity Company                            680,414                               79,363
   and The Phoenix Insurance Company (6)

David M. Long, Jr. (7)                                     319,129                              142,857

                                                          NUMBER OF
                                                          SHARES OF
                  NAME OF                                COMMON STOCK                          NUMBER OF
                  SELLING                                OWNED BEFORE                            SHARES
                STOCKHOLDER                              THE OFFERING                         OFFERED (1)
                -----------                              ------------                         -----------

Kurtis W. Long (8)                                          12,255                               12,255

Raymond A. Long (8)                                         14,255                               12,255

Grace M. Long (8)                                           12,255                               12,255

Carolyn R. Long (8)                                         12,255                               12,255

Ruth C. Long (8)                                            12,255                               12,255

Farm Bureau Life Insurance Co.                             392,258                              119,047

Whitney Investments, L.P. (9)                               89,040                               89,040

C. Leonard Gordon (10)                                   1,075,387                               79,365

NeoMed Fund Limited                                         80,365                               79,365

Temple-Inland Master Trust                                  47,436                               47,436
   c/o BEA Associates (11)

David B. Musket (12)                                       105,533                               95,533

Compass Group International Incorporated                    25,000                               25,000
(13)

The Jenifer Altman Foundation (14)                          10,217                               10,217

Alza Corporation Retirement Plan (14)                       10,217                               10,217

Brearley School General Investment Fund                     10,217                               10,217
(14)

Barrie Ramsay Zesiger (14)                                  13,607                               13,607

                                                           NUMBER OF
                                                          SHARES OF
                  NAME OF                                COMMON STOCK                          NUMBER OF
                  SELLING                                OWNED BEFORE                            SHARES
                STOCKHOLDER                              THE OFFERING                         OFFERED (1)
                -----------                              ------------                         -----------

Chapin School Ltd.                                          18,403                               10,217
   - Endowment Fund (14)

The Meehan Investment Partnership I, L.P.                   10,217                               10,217
(14)

City of Milford Pension & Retirement Plan                   36,733                               20,410
(14)

Morgan Trust Co. of the Bahamas Ltd.                        12,244                                6,803
   as Trustee U/A/D 11/30/93 (14)

Norwalk Employees' Pension Plan (14)                        30,575                               16,997

Tab Products Co. Pension Plan (14)                           6,803                                6,803

Elizabeth Schiff (15)                                       51,534                               20,635

David Schiff                                                16,111                               11,111

Ponderosa Partners L.P. (16)                                 6,127                                6,127

Robert Zampa (17)                                               73                                   73

Robert Bonaventura (17)                                        441                                  441

Robert & Sue Spiegel (17)                                    1,372                                1,372

Scott Franklin (17)                                            441                                  441

Craig & Associates Inc. (18)                                 2,843                                2,843

Daniel Alpert  (19)                                            113                                  113

Jordan Berlin (19)                                             272                                  272

                                                         NUMBER OF
                                                         SHARES OF
                  NAME OF                              COMMON STOCK                          NUMBER OF
                  SELLING                              OWNED BEFORE                            SHARES
                STOCKHOLDER                            THE OFFERING                         OFFERED (1)
                -----------                            ------------                         -----------

Mark Biderman (19)                                           587                                  587

Steven Blank (19)                                            272                                  272

Leah Cann (19)                                               364                                  364

Carl Chaleff (19)                                            617                                  617

Robert Constant (19)(20)                                  16,728                                  728

Susan Charnas (19)                                            53                                   53

Peter Crowley (19)                                           113                                  113

Thomas Duggan (19)                                           272                                  272

Thomas Dwan (19)                                             272                                  272

Roger Einiger (19)                                         3,710                                3,710

Dennis Feeney (19)                                         1,544                                  272

Antonio Fernandez (19)                                     1,767                                1,767

Thomas Fritzlen, Jr. (19)                                    272                                  272

Thomas Gallagher (19)                                      3,150                                1,878

Nathan Gantcher (19)                                      13,643                                7,278

                                                         NUMBER OF
                                                         SHARES OF
                  NAME OF                              COMMON STOCK                          NUMBER OF
                  SELLING                              OWNED BEFORE                            SHARES
                STOCKHOLDER                            THE OFFERING                         OFFERED (1)
                -----------                            ------------                         -----------

Jack Goldenthal (19)                                         660                                  660

Mark Harms (19)                                              113                                  113

Marshall Heinberg (19)                                    13,562                               13,562

Melvin Herman (19)                                           908                                  272

Robert Hord (19)                                             272                                  272

Greg Huston (19)                                          11,372                               11,372

Frank James (19)                                             771                                  771

Elizabeth Jick (19)                                           77                                   77

Roger Kahn (19)                                              272                                  272

Michael Kessler (19)                                         113                                  113

Robert Kleinberg (19)                                      1,411                                1,411

Joyce Kramer (19)                                          1,119                                  272

Joseph Lamotta (19)                                        6,643                                6,643

Will Lobb (19)                                               272                                  272

George Long (19)                                           2,128                                2,128

                                                         NUMBER OF
                                                         SHARES OF
                  NAME OF                              COMMON STOCK                          NUMBER OF
                  SELLING                              OWNED BEFORE                            SHARES
                STOCKHOLDER                            THE OFFERING                         OFFERED (1)
                -----------                            ------------                         -----------
Matthew Maryles (19)                                       1,894                                  894

Michael McClintock (19)                                      113                                  113

Stephen McGrath (19)                                       1,871                                1,871

Joseph Missett, III (19)                                     488                                  488

Kenneth Mortenson (19)                                     1,406                                1,406

Seth Novatt (19)                                             272                                  272

Thomas O'Donnell (19)                                      1,115                                1,115

Robert Okin (19)                                             272                                  272

Oppenheimer & Co., Inc. (19)                              20,615                               20,615

Thomas Ortwein (19)                                          272                                  272

Robert Puopolo (19)                                          113                                  113

Alan Rappaport (19)                                          524                                  524

Stephen Robert (19)                                        7,278                                7,278

Gerald Rothstein (19)                                        757                                  757

Sheldon Siegel (19)                                        2,483                                  574

                                                         NUMBER OF
                                                         SHARES OF
                  NAME OF                              COMMON STOCK                          NUMBER OF
                  SELLING                              OWNED BEFORE                            SHARES
                STOCKHOLDER                            THE OFFERING                         OFFERED (1)
                -----------                            ------------                         -----------

Jeffrey Stern (19)                                         2,276                                1,004

Stanley Stern (19)                                           272                                  272

O. Lee Tawes, III (19)                                     1,615                                1,615

David Tufts (19)                                           2,573                                  855

Richard White (19)                                           627                                  627

Richard Wiseley (19)                                         452                                  452

(1) Unless otherwise indicated in these footnotes, all shares listed in the "number of shares offered" column of this table were issued by the Company in the 1997 Private Placement.


(2) The share amounts indicated as owned and offered by The Goldman Sachs Group, L.P. ("GS Group") and related investors include shares beneficially owned by certain investment limited partnerships of which affiliates of GS Group are the general partners or the managing general partners. GS Capital Partners, L.P. owns 2,021,523 shares of Common Stock and may offer for sale hereby 657,143 shares; Stone Street Fund 1995, L.P. owns 52,841 shares of Common Stock and may offer for sale hereby 17,177 shares; Stone Street Fund 1994, L.P. owns 54,860 shares of Common Stock and may offer for sale hereby 17,834 shares; Bridge Street Fund 1995, L.P. owns 59,463 shares of Common Stock and may offer for sale 19,330 shares; and Bridge Street Fund 1994, L.P. owns 57,444 shares of Common Stock and may offer to sale hereby 18,673 shares. GS Group disclaims beneficial ownership of shares held by such investment partnerships to the extent partnership interests in such partnerships are held by persons other than GS Group and its affiliates. The share amounts indicated as owned by GS Group and related investors include 9,166 shares of Common Stock issuable upon the exercise of stock options held by Joseph H. Gleberman, a managing director of Goldman, Sachs & Co. who has served on the Company's Board of Directors since March 1995 as a designee of GS Group and its affiliates. Mr. Gleberman has an agreement with GS Group pursuant to which he holds such options for the benefit of GS Group.



(3) The share amounts indicated as owned and offered by Tudor Capital (U.K.), L.P. ("Tudor Capital") and related parties include shares beneficially owned by certain investment funds managed by Tudor Capital of which affiliates of Tudor Capital serve as executive managers, officers and/or directors. Tudor Proprietary Trading, L.L.C. owns, and may offer for sale hereby, 240,952 shares of Common Stock; Tudor BVI Futures, Ltd. owns, and may offer for sale hereby, 189,841 shares of Common Stock; and the Upper Mill Capital Appreciation Fund Ltd. owns, and may offer for sale hereby, 299,365 shares of Common Stock. In addition to the direct beneficial ownership interests of the stockholders referred to above, Tudor Capital, Tudor Capital (U.K.), Ltd., Tudor Investment Corporation and Paul Tudor Jones, II may be deemed to have shared voting and/or dispositive power with respect to 489,206 shares of Common Stock; 489,206 shares of Common Stock; 189,841 shares of such Common Stock and 730,158 shares of Common Stock, respectively.



(4) The share amounts include 561,517 shares of Common Stock owned by H & Q Healthcare Investors and 385,749 of Common Stock owned by H & Q Life Sciences Investors. H&Q Healthcare Investors and H&Q Life Sciences Investors are affiliates of Hambrecht & Quist LLC, which acted as the representative of the several underwriters in connection with the Company's initial public offering in March 1996, and which acted as placement agent in the 1997 Private Placement. See "Recent Developments--Private Placement." Hambrecht & Quist California, an affiliate of Hambrecht & Quist LLC, purchased 69,841 shares of Common Stock in the 1997 Private Placement, but is not registering such shares for resale under this registration statement.


(5) Carnegie Fondkommission AB, a subsidiary of D. Carnegie AB, introduced a limited number of potential investors to the Company in connection with the 1997 Private Placement and received a finders fee of $59,037 in connection with the sale of Shares to investors introduced by it.

(6) The share amounts include 646,396 shares of Common Stock owned by The Travelers Indemnity Company and 34,018 shares of Common Stock owned by The Phoenix Insurance Company. James B. Anderson, Ph.D., who was an officer of each of The Travelers Indemnity Company and The Phoenix Insurance Company, served on the Company's Board of Directors from November 1993 to June 1997. Dr. Anderson is no longer employed by The Travelers Indemnity Company and the Phoenix Insurance Company.

(7) David M. Long is the father of D. Carl Long, the Company's Chief Executive Officer and President, and is the principal of Abel Laboratories Inc. ("Abel"), which the Company has engaged, from time to time, to conduct research and development.


(8) 12,255 shares of Common Stock shown as owned and offered by such persons represents shares of Common Stock issuable upon the exercise of stock options issued in 1992 to Abel in connection with certain services provided to the Company under a laboratory services agreement.


(9) The share amounts indicated as owned and offered by Whitney Investments, L.P. include 57,290 shares of Common Stock issued by the Company upon conversion of shares of preferred stock of the Company purchased in a 1993 private placement.

(10) The share amounts indicated as owned and offered by C. Leonard Gordon include (i) 1,068,034 shares of Common Stock held of record jointly with Mr. Gordon's wife, and (ii) 7,353 shares subject to options. Mr. Gordon has served as Chairman of the Board of Directors since the Company's inception.

(11) The share amounts indicated as owned and offered include 19,651 shares of Common Stock issued by the Company in the Warrant Exchange.

(12) David B. Musket is the President of Musket Research Associates ("MRA"), which acted as placement agent for the Company in its 1995 private placement of securities units and received a finders fee in connection with the 1997 Private Placement equal to $9,052 in connection with the sales of shares of Common Stock to investors introduced by it. The share amounts indicated as owned by Mr. Musket include 10,000 shares of Common Stock owned by ProMed Partners, L.P., of which Mr. Musket is the Managing Member, and the share amounts indicated as owned and offered by Mr. Musket include 66,655 shares of Common Stock issuable upon the exercise of certain warrants issued in 1995 to MRA in connection with a private placement of securities units, and 12,214 shares of Common Stock issued by the Company in the Warrant Exchange. Mr. Musket disclaims beneficial ownership of the 10,000 shares of Common Stock of ProMed Partners, L.P. except to the extent of his proportionate ownership interest in such partnership.



(13) Compass Group International Incorporated provided consulting services to the Company during 1997 in connection with management recruitment. The shares offered hereby were issued in consideration of such consulting services.



(14) Zesiger Capital Group, LLC, in its capacity as an investment adviser, may be deemed to have beneficial ownership of the shares owned by such stockholder. Share amounts indicated as owned and offered by such persons include shares of Common Stock issued by the Company in the Warrant Exchange.



(15) The shares of Common Stock shown as owned by Elizabeth Schiff include 4,902 shares of Common Stock owned by her husband, Andrew Kaufman, and 14,706 shares of Common Stock held in custody for their children.



(16) Steven Sands and Martin Sands, the general partners of Ponderosa Partners L.P., may be deemed to beneficially own the shares of stock owned by Ponderosa Partners L.P. The shares of Common Stock showed as owned by Ponderosa Partners L.P. were issued upon the exercise of certain warrants issued in 1992 in connection with a private placement of Common Stock.



(17) The shares of Common Stock shown as owned by such persons were issued upon the exercise of certain warrants issued in 1992 in connection with a private placement of Common Stock.



(18) The shares of Common Stock shown as owned by Craig & Associates Inc. are issuable upon the exercise of certain warrants issued in 1994 in connection with a private placement of preferred stock of the Company. Gary Craig, the President of Craig & Associates Inc., may be deemed to beneficially own such shares.



(19) The shares hereby shown as owned and offered by such persons represent shares of Common Stock issuable upon the exercise of certain warrants issued in 1993 to Oppenheimer & Co., Inc. in connection with a private placement of preferred stock of the Company.



(20) The shares of Common Stock shown as owned by Robert Constant also include 7,000 shares of Common Stock owned by Mr. Constant's wife and 9,000 shares of Common Stock held in trust for Mr. Constant's children.

                              PLAN OF DISTRIBUTION


            The Shares offered by this Prospectus may be sold from time to time by the Selling Stockholders or by transferees thereof. As of the date hereof, the Company is not aware of any underwriting arrangements that have been entered into by the Selling Stockholders. The distribution of the Shares by the Selling Stockholders or by transferees thereof may be effected in one or more transactions that may take place in the over-the-counter market, in privately negotiated transactions, in the Nasdaq National Market or otherwise, at prevailing market prices at the time of sale, prices related to prevailing market prices, or as may be negotiated at the time of sale. Without limiting the generality of the foregoing, the Shares offered by the Selling Stockholders or by transferees thereof may be sold by one or more of the following methods, without limitation: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction or other "block" sales; (c) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. The Shares may also be publicly offered through agents, underwriters or dealers. Underwriter's discounts and usual and customary or specifically negotiated brokerage fees or commissions may be paid by a Selling Stockholder in connection with sales of the Shares. To the extent required, the number of Shares to be sold, the name of the Selling Stockholder, the purchase price, the name of any agent or broker, and any applicable commissions, discounts or other compensation to such agents or brokers with respect to a particular offering will be set forth in a Prospectus Supplement.



   The Selling Stockholders and transferees thereof may enter into hedging transactions with broker-dealers with respect to the Shares. In connection with such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with the Selling Stockholders and transferees thereof. The Selling Stockholders and transferees thereof may also sell the Shares short and redeliver the Shares to close out the short positions. The Selling Stockholders and transferees thereof may also enter into option or other transactions with broker-dealers which require the delivery to broker-dealers of the Shares. The Selling Stockholders and transferees thereof may also loan or pledge the Shares to a financial institution or a broker-dealer and the financial institution or the broker-dealer may sell the Shares so loaned or upon a default the financial institution or the broker-dealer may effect sales of the pledged shares. In addition to the foregoing, the Selling Stockholders and transferees thereof may, from time to time, enter into other types of hedging transactions.


   In order to comply with certain state securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless such Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

   Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to such Shares for a period of one or five business days prior to the commencement of such distribution. In addition to, and without limiting, the foregoing, each of the Selling Stockholders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders or any such other person. All of the foregoing may affect the marketability of the Shares.

   The Company has agreed to indemnify the Selling Stockholders against certain liabilities arising under the Securities Act. The Company has agreed to pay all expenses incident to the offer and sale of the Shares offered hereby by the Selling Stockholders to the public, other than selling commissions and fees.

                                  LEGAL MATTERS

   The validity of the Shares has been passed upon for the Company by Squadron, Ellenoff, Plesent & Sheinfeld, LLP, New York, New York 10176.


                                     EXPERTS

   The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

===============================================================================
No dealer, salesman, or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offering made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the dates as of which such information is furnished.



                     --------------------

                       TABLE OF CONTENTS


                                                             Page
                                                             ----
Available Information......................................... 3
Incorporation of Certain Documents by Reference............... 3
Special Note Regarding Forward
  Looking Statements.......................................... 4
The Company................................................... 5
Risk Factors.................................................. 7
Use of Proceeds...............................................19
Selling Stockholders..........................................19
Plan of Distribution..........................................28
Legal Matters.................................................29
Experts.......................................................29



===============================================================================


===============================================================================





                                 BIOFIELD CORP.

                                  -----------



                                  COMMON STOCK










                               -----------------

                                   PROSPECTUS

                               ------------------





                               FEBRUARY __, 1998





===============================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby (items marked with an asterisk (*) represent estimated expenses):


   SEC Registration Fee .......................................... $ 2,880
   Legal Fees and Expenses.........................................$10,000*
   Accounting Fees and Expenses....................................$ 5,000*
   Miscellaneous...................................................$ 5,000*
   Total...........................................................$22,880*

* Estimate


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

   Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit is obtained. Articles Eighth, Ninth and Tenth of the Company's Fourth Amended and Restated Certificate of Incorporation, as amended, include the following language:

   "EIGHTH. Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, incorporator, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article EIGHTH. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by this Article EIGHTH shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the By-Laws by any agreement, by vote of stockholders, by resolution of disinterested directors, by provision of law, or otherwise.

   NINTH. No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate the liability of the director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the prior sentence, the term "damages" shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of the Corporation while this Article NINTH is in effect shall be deemed to be doing so in reliance on the provisions of this Article NINTH, and neither the amendment or repeal of this Article NINTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINTH, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article NINTH are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, by-law, agreement, vote of shareholders or disinterested directors, or otherwise.



   TENTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation."


   The Company's bylaws provide that the Company shall indemnify its directors and executive officers and may indemnify its other officers and employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its bylaws covers at least negligence and gross negligence on the part of indemnified parties.

ITEM 16.  EXHIBITS


(a)      The following exhibits are filed herewith:

 *3.1    Fourth Amended and Restated Certificate of Incorporation, as amended.

 *3.2    Bylaws.

**4.1 Registration Rights Agreement by and among Biofield and the purchasers of Securities Units, dated as of March 3, 1995.

**4.2 Amendment to Registration Rights Agreement by and among Biofield and the purchasers of Securities Units, dated as of April 20, 1995.

***4.3 Form of Registration Rights Agreement by and among Biofield and the investors in the Company's private placement of Common Stock, dated as of December 17, 1997.

**4.4    Form of Warrant Purchase Agreement between the Company and Oppenheimer
         & Co., Inc. dated as of November 5, 1993.

**4.5    Warrant Purchase Agreement between the Company and Craig & Associates,
         Inc. dated as of September 16, 1994.

**4.6    Form of Warrant Purchase Agreement between the Company and Musket
         Research Associates, Inc. dated as of March 3, 1995.

**4.7    Form of Stock Purchase Option Agreement between the Company and Abel
         Laboratories, Inc., dated June 1, 1992.

**4.8    Registration Rights Agreement by and among the Company and Abel
         Laboratories, Inc. dated April 22, 1993.

++4.9 Form of Registration Rights Agreement dated as of September 4, 1997, between the Company and Compass Group International Incorporated.

++5.1    Opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP.

++23.1   Consent of Deloitte & Touche, LLP.

++23.3   Consent of Squadron, Ellenoff, Plesent & Sheinfeld, LLP (contained in
         Opinion filed as Exhibit 5.1).


----------
* Incorporated by reference, filed as an exhibit to the Company's Form 10-K for the year ended December 31, 1996.
** Incorporated by reference, filed as an exhibit to the Company's Registration Statement on Form S-1 (Registration No. 333-00796) declared effective on March 19, 1996.
*** Incorporated by reference, filed as an exhibit to the Company's report on Form 8-K dated December 17, 1997.

++    Filed herewith.


ITEM 17.  UNDERTAKINGS

(a)   The undersigned Registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;


            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.

      (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any lability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer, or controlling person of Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 ("Registration Statement") and authorized this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Roswell, State of Georgia on February 5, 1998.


                                     BIOFIELD CORP.


                                     By:/s/ D. Carl Long
                                        --------------------------------------
                                        D. Carl Long
                                        President and Chief Executive Officer



      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.



              Signature                                    Title                                   Date
              ---------                                    -----                                   ----

          /s/ D. Carl Long                President, Chief Executive Officer and             February 5, 1998
------------------------------------      Director (Principal Executive Officer)
            D. Carl Long

          /s/ Timothy Roche                       Vice President, Finance                    February 5, 1998
------------------------------------              Principal Financial
           Timothy G. Roche                       and Accounting Officer)


                  *                                      Director                            February 5, 1998
------------------------------------

          C. Leonard Gordon

                  *                                      Director                            February 5, 1998
------------------------------------

         Joseph H. Gleberman

                  *                                      Director                            February 5, 1998
------------------------------------
           Harvey Horowitz

                                                         Director                            February 5, 1998
                  *
------------------------------------
       Richard J. Davies, M.D.


*By:       /s/ Michael R. Gavenchak
      -----------------------------------------
      Michael R. Gavenchak, as Attorney-in-fact

                                Index to Exhibits


    Exhibit No.


*3.1     Fourth Amended and Restated Certificate of Incorporation, as amended.

*3.2     Bylaws.

**4.1 Registration Rights Agreement by and among Biofield and the purchasers of Securities Units, dated as of March 3, 1995.

**4.2 Amendment to Registration Rights Agreement by and among Biofield and the purchasers of Securities Units, dated as of April 20, 1995.

***4.3 Form of Registration Rights Agreement by and among Biofield and the investors in the Company's private placement of Common Stock, dated as of December 17, 1997.

**4.4    Form of Warrant Purchase Agreement between the Company and Oppenheimer
         & Co., Inc. dated as of November 5, 1993.

**4.5    Warrant Purchase Agreement between the Company and Craig & Associates,
         Inc. dated as of September 16, 1994.

**4.6    Form of Warrant Purchase Agreement between the Company and Musket
         Research Associates, Inc. dated as of March 3, 1995.

**4.7    Form of Stock Purchase Option Agreement between the Company and Abel
         Laboratories, Inc., dated June 1, 1992.

**4.8    Registration Rights Agreement by and among the Company and Abel
         Laboratories, Inc. dated April 22, 1993.

++4.9 Form of Registration Rights Agreement dated as of September 4, 1997, between the Company and Compass Group International Incorporated.

++5.1    Opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP.

++23.1   Consent of Deloitte & Touche, LLP.

++23.3   Consent of Squadron, Ellenoff, Plesent & Sheinfeld, LLP (contained in
         Opinion filed as Exhibit 5.1).


----------
* Incorporated by reference, filed as an exhibit to the Company's Form 10-K for the year ended December 31, 1996.
** Incorporated by reference, filed as an exhibit to the Company's Registration Statement on Form S-1 (Registration No. 333-00796) declared effective on March 19, 1996.
*** Incorporated by reference, filed as an exhibit to the Company's report on Form 8-K dated December 17, 1997.

++   Filed herewith